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TRANSCEPT PHARMACEUTICALS, INC.
2013 Third Quarter Results Conference Call

November 7, 2013
4:30 pm ET

Tom Soloway

Good afternoon. Thank you for joining us today to discuss the Transcept Pharmaceuticals 2013 third quarter results. My name is Tom Soloway, Executive Vice President and Chief Operating Officer of Transcept. Joining me on the call today are Leone Patterson, Vice President and Chief Financial Officer, and Glenn Oclassen, our President and Chief Executive Officer.

Today we released financial results for the quarter ended September 30, 2013. A copy of this press release is available on our website. During this call, we will discuss and may receive questions regarding our upcoming special meeting of stockholders and actions we are taking relating to certain stockholders’ demands, and therefore certain information to be discussed on this call may be deemed to be solicitation material. You should be aware that we have filed, with the SEC, a preliminary proxy statement in connection with the special meeting. We urge our stockholders to read our preliminary proxy statement, and any other documents filed with the SEC, because they contain important information about the proposals for the special meeting. We remind you that this conference call will contain forward-looking statements that are intended to be covered under the safe harbor provided by the Private Securities Litigation Reform Act. Examples of such statements include, but are not limited to:

•	Our beliefs regarding the timing, size and nature of commercial opportunities for Intermezzo and TO-2070;

•	Our beliefs regarding our plans and ability to collaborate with Purdue to successfully commercialize and derive value from Intermezzo, including the possibility of reacquiring Intermezzo;

•	Our beliefs regarding the nature of Purdue’s sales force and strategies to maintain Intermezzo prescription growth;

•
Our beliefs regarding our plans and ability to collaborate with Shin Nippon Biomedical Laboratories to successfully develop TO-2070, including the nature, size and timing of payments under our license agreement;

•	Our beliefs regarding the potential benefits and costs of TO-2070 and similar or competing products and product candidates;

•	Our beliefs regarding the timing, value and cost of human and animal bioavailability data with respect to TO-2070;

•	Our plans, strategies, timing and ability to increase stockholder value, including by exploring a range of strategic initiatives and implementing expense reductions; and

•	Our beliefs and expectations regarding our Special Meeting of Stockholders, scheduled for December 19, 2013 and the nature of the proposals put forth by our stockholders for such meeting.

These statements are based on information that is available to us today. We may not actually achieve our goals, carry out our plans or intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these statements. Our forward-looking statements do not reflect the potential impact of any in-licensing agreements, acquisitions, mergers, dispositions, joint ventures or investments that we may enter into or terminate. Actual results or events could differ materially, and we assume no obligation to update these statements as circumstances change, except as required by law.

For additional information concerning the factors that could cause actual results to differ materially, please see the forward-looking statement section in today’s press release and the risk factors section of our Form 10-K for the year ended December 31, 2012, and the 10-Q we plan to file on or about November 7, 2013 for the quarter ended September 30, 2013.

I will now turn the call over to Glenn Oclassen.
Glenn Oclassen

Thank you Tom.
As you know, Intermezzo, our lead product, remains the first and only prescription sleep aid approved for use as needed for the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep. In the past, prescription sleep aids, including oral zolpidem doses of 5 mg to 12.5 mg, have been designed to be used only at bedtime and have required 7 to 8 hours of remaining time in bed after dosing. Intermezzo, at doses of 1.75 mg and 3.5 mg, was specially formulated as a sublingual tablet to promote rapid absorption when taken by an insomnia patient whose particular sleep problem is waking up in the middle of the night. Intermezzo is the first drug ever approved by the FDA for this indication.

Intermezzo was launched in April 2012 by our marketing partner, Purdue Pharma. While the initial launch generated month-over-month prescription growth, the overall sales results have not met our expectations. We continue to believe that Intermezzo has the potential to play an important role in the treatment of insomnia characterized by middle of the night awakenings and we are working closely with Purdue to derive value from this important asset, including the possibility that Transcept may reacquire Intermezzo. Purdue continues to promote Intermezzo with its analgesic sales force and is employing a number of non-personal promotional strategies to maintain prescription run rates, which over the last quarter have been trending between approximately 1,500 and 1,700 prescriptions per week.

As we work with Purdue to determine the future path of Intermezzo, we have continued our efforts to create new shareholder value through a licensing agreement with Shin Nippon Biomedical Laboratories to develop a novel and rapidly absorbed intranasal powder formulation of dihydroergotamine, or DHE, to treat acute migraine. The agreement grants Transcept the global development and commercialization rights to the product candidate, also known as TO-2070.

Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation. TO-2070 is designed to provide these benefits at a relatively low cost via a unique and proprietary nasal powder drug delivery system that can be easily self-administered by patients.

Under the terms of the agreement, Transcept paid SNBL an upfront technology license fee of $1 million, and may pay development milestones totaling $6.5 million through FDA approval of our New Drug Application. Following the launch of TO-2070, Transcept may pay SNBL up to $35 million in commercialization milestones tied to the achievement of specified annual sales levels. Additionally, Transcept may pay tiered, low double-digit royalties on annual net sales.

Our agreement with SNBL enables our companies to work together to develop a potentially important new DHE based therapeutic for acute migraine, which is among the most common neurological disorders. There are approximately 30 million migraine cases each year in the United States alone, and we estimate that the worldwide therapeutic market exc eeds $3 billion. While I would urge our stockholders to be cautious about projecting value with respect to TO-2070 based on other migraine products, in our evaluation of TO-2070 before signing the deal with SNBL, we took comfort in the fact that Allergan acquired MAP Pharmaceuticals in 2013 for a total consideration of $958 million. We believe that the major driver in Allergan’s decision to acquire MAP was Allergan’s desire to acquire the marketing rights to MAP’s lead drug candidate, Levadex, which is a DHE product delivered via a pulmonary inhalation system. We note that Levadex, while a much later stage product than T0-2070, has not yet been approved by FDA.

DHE has a long history of use in migraine and an established safety profile. DHE is primarily administered via intramuscular and intravenous injection and migraine experts have considerable experience predicting clinical outcomes based on the bioavailability produced by these formulations. We thus believe that the human bioavailability data we will be generating may be an important predictor of the potential clinical success of TO-2070 in the treatment of migraine Based on data from an animal model PK study, we believe that TO-2070 has the potential to deliver therapeutic doses of DHE as rapidly as an intramuscular or subcutaneous injection, and we are planning to conduct a human bioavailability study from which we expect to receive data not later than the third quarter of 2014. We estimate the direct program development costs through completion of this study, including the upfront milestone of $1 million, to range between $4 and $5 million. We believe that this study, if successful, will significantly increase the potential value of TO-2070.

Before I turn the call over to Leone Patterson to review our quarterly financial performance, I would like to take a moment to discuss our upcoming Special Meeting of Stockholders. On October 3, 2013 we received a request from Roumell Asset Management, Retrophin, Inc. and SC Fundamental, to hold a special meeting of stockholders to recommend that our Board cancel our unanimously adopted Tax Benefit Preservation Plan, and to remove four members from our Board of Directors. These proposals are NOT endorsed by our Board and that we strongly urge our shareholders to vote “AGAINST” these proposals.

Our board and management team remain deeply committed to Transcept and its shareholders and to enhancing shareholder value. While we share the dismay felt by our shareholders over the market uptake of Intermezzo and its effect on our stock price, we are implementing strategies that we believe will create the greatest return for all shareholders.

As we have indicated in the past, we are actively pursuing a number of key initiatives that we believe may unlock value for Transcept shareholders. These include:

•
Exploring a range of strategic alternatives with Leerink Swann LLC, our financial and strategic advisor, including but not limited to a possible sale, business combination, partnership, or return of capital to shareholders.

•
In addition, we are making measured and appropriate investments in our DHE development program for the treatment of acute migraine. As previously discussed, our objective for the DHE program is to complete a key human pharmacokinetic study with this product candidate in the third quarter of 2014, or earlier. We believe that this study, if successful, will increase the value of our DHE program and could make Transcept more attractive to potential strategic partners.

•
We are also continuing to work with Purdue Pharma, our U.S. marketing partner for Intermezzo, to develop and implement strategies to maximize the value of Intermezzo, which may include Transcept reacquiring the product or arranging for its sale by Purdue Pharma to a third-party.

•
And finally, we are implementing appropriate expense reductions to enable the organization to achieve these goals at the lowest possible cost. We will provide specific guidance on our expense reduction efforts and our expectations regarding future expense levels in the coming weeks.

In order to allow us to execute these initiatives, we strongly encourage our shareholders to vote “AGAINST” the proposals set forth by Roumell Asset Management, Retrophin and SC Fundamental. I also encourage those shareholders who have remaining questions regarding the proxy materials to call me personally to discuss the strategic direction we are taking.

I will now turn the call over to Leone Patterson to review our financial performance for the period, after which we will open the call for questions.

Leone - Financial Review

Thank you Glenn.

Transcept had approximately $75.8 million dollars of cash, cash equivalents and marketable securities as of September 30, 2013. During the quarter ended September 30, 2013 Transcept spent, on average, approximately $900,000 per month, which does not include cash inflows from stock option exercises or revenue received from Purdue.

For the third quarter of 2013, Transcept recorded net revenues of $400,000 primarily related to the royalty revenue on Intermezzo net sales generated by Purdue compared to $10.4 million dollars for the quarter ended September 30, 2012 which included a $10 million intellectual property milestone payment.

Research and development expense for the quarter ended September 30, 2013, was $2.4 million dollars, compared to $3.1 million dollars for the same period in 2012. The decrease between periods is primarily related to the wind down of our Phase 2 study of Ondansetron in the treatment of OCD, partially offset by approximately $1.4 million dollars of expense associated with our DHE program.

General and administrative expense for the quarter ended September 30, 2013, was approximately $2.7 million dollars compared to $2.5 million dollars for the same period in 2012. The increase of approximately $200,000 dollars reflects an increase in legal, consulting and other professional expenses.

Net loss for the quarter ended September 30, 2013, was $4.7 million dollars, or 25 cents per basic and diluted share, compared to net income of approximately $4.9 million dollars, or 26 cents per basic share and 25 cents per diluted share, for the quarter ended September 30, 2012. The increase in Net Loss of $9.6 million dollars was primarily due to the $10 million dollar patent milestone payment received during the third quarter of 2012.

At September 30, 2013, there were 18.8 million shares of common stock outstanding and 4.5 million shares of common stock related to outstanding options and warrants.

That concludes our prepared remarks for this afternoon. We will now open the call to your questions. Operator, you may now review the instructions for Q&A.

Operator

Q&A

Glenn - Wrap Up

Thank you for participating this afternoon. We look forward to further updating you with regard to the progress of our on-going strategic efforts.

Operator that concludes our call today.

Important Information
The information contained herein may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with Transcept’s (the “Company”) special meeting of stockholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in such solicitation. The Company has filed a preliminary proxy statement, including a WHITE proxy card, with the Securities and Exchange Commission (the “SEC”) in connection with such special meeting. The proxy statement, the Company’s WHITE proxy card any other relevant documents and other material filed with the SEC concerning the Company are available free of charge at www.sec.gov and ir.transcept.com. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information Regarding Participants
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s special meeting of stockholders. Information concerning these participants is available in the Company’s preliminary proxy statement for the special meeting of stockholders filed with the SEC on October 18, 2013, the Company’s proxy statement for the 2013 annual meeting of stockholders filed with the SEC on April 12, 2013, and in subsequent SEC filings on Forms 3 and 4. Stockholders are advised to read the Company’s preliminary proxy statement for the special meeting of stockholders and other relevant documents, because they contain important information, including information with respect to such participants. You can obtain free copies of these referenced documents as described above.